Exhibit 99.1

Mobileye Releases Third Quarter 2024 Results and Provides Business Overview

•	Revenue decreased 8% year over year to $486 million in the third quarter. Revenue increased 11% versus the second quarter of 2024. Full year 2024 revenue guidance, at the midpoint, is unchanged compared to prior guidance.

•	Diluted EPS (GAAP) was $(3.35) and Adjusted Diluted EPS (Non-GAAP) was $0.10 in the third quarter of 2024. GAAP EPS was impacted by a non-cash impairment loss related to the Goodwill asset on our balance sheet.

•	Generated net cash from operating activities of $196 million in the nine months ended September 28, 2024, including $126 million in the third quarter of 2024.

JERUSALEM – October 31, 2024 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended September 28, 2024.

“We continue to focus on our core strategic objectives for the next two years, which include maintaining and growing our ADAS position outside of domestic China, deepening the relationship with our top 10 customers through advanced product design wins, and executing our EyeQTM6-based set of advanced products that leverage historic Mobileye competitive advantages augmented by novel AI approaches,” said Mobileye President and CEO Prof. Amnon Shashua. “While the near-term growth environment remains challenging, our objectives are focused on medium- and long-term opportunities and we expect those to become more evident in the coming months.”

Third Quarter 2024 Business Highlights

•	On the business development front, our top ten customers represent more than 80% of our volume and approximately 50% of industry volume. We believe we continue to gain long-term ADAS visibility through recent design wins with all these customers, many of which stretch through the early 2030’s. On the advanced product side (i.e., Surround ADAS, SuperVision, Chauffeur), we continue to make progress on advanced engagements with nine of the ten (in addition to other OEMs). While timing is ultimately in the control of OEMs, these engagements have scheduled decision points in the upcoming months. [1]

•	Execution of the Volkswagen Group production programs for SuperVision, Chauffeur, and Drive are progressing on-plan, including recent installation of the EyeQTM6-based software and hardware stack into test vehicles.

•	We published CEO / CTO video presentations on October 2nd that included a deep exposition of our Compound AI Systems approach to software and hardware and our goal to leverage our competitive advantages in this area to achieve intervention-rates that support better-than-human autonomous vehicle performance. See link here.

•	The wind-down of the internal FMCW Lidar development was announced last month. This decision was the result of higher confidence that third-party lidar will be sufficient given increased clarity of the performance of our next-generation computer vision stack and in-house imaging radar technology. This decision also enables our expectation to maintain adjusted operating expenses at or below the third quarter of 2024 level on average in 2025.

•	The Mobileye Drive product intended for mobility-as-a-service (i.e. robotaxi) is also making progress. We are approaching closed user-group testing in a variety of projects including VW Commercial Vehicles / MOIA, Deutsche Bahn, Holo / Ruter, and Verne.

Third Quarter 2024 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q3 2024	Q3 2023	% Y/Y
Revenue	$486	$530	(8)%
Gross Profit	$237	$272	(13)%
Gross Margin	49%	51%	(256	)bps
Operating Income (Loss)	$(2,807)	$8	*NM
Operating Margin	(578)%	2%	*NM
Net Income (Loss)	$(2,715)	$17	*NM
EPS - Basic	$(3.35)	$0.02	*NM
EPS - Diluted	$(3.35)	$0.02	*NM

*Not Meaningful

Non-GAAP
U.S. dollars in millions	Q3 2024	Q3 2023	% Y/Y
Revenue	$486	$530	(8)%
Adjusted Gross Profit	$331	$366	(10)%
Adjusted Gross Margin	68%	69%	(95	)bps
Adjusted Operating Income	$78	$182	(57)%
Adjusted Operating Margin	16%	34%	(1,829	)bps
Adjusted Net Income	$77	$181	(57)%
Adjusted EPS - Basic	$0.10	$0.22	(58)%
Adjusted EPS - Diluted	$0.10	$0.22	(57)%

•	Revenue of $486 million decreased by 8% compared to the third quarter of 2023, primarily due to a 9% reduction in EyeQ volumes. This was primarily attributable to a reduction in volumes shipped to China OEMs as well as modest declines in overall global vehicle production.

•	Average System Price[2] was $53.3 in the third quarter of 2024 as compared to $53.8 in the prior year period primarily due to modestly unfavorable mix of EyeQ feature bundles as compared to the third quarter of 2023.

•	Gross Margin declined by approximately 3 percentage points in the third quarter of 2024 as compared to the prior year period. The decrease was primarily due to the impact of the cost attributable to amortization of intangible assets which was similar to the prior year but on a lower revenue base, as well as higher EyeQ-related costs per unit given a different mix of EyeQ generations sold.

•	Adjusted Gross Margin declined by approximately 1 percentage point in the third quarter of 2024 as compared to the prior year period. The decrease was primarily due to higher EyeQ-related costs per unit given a different mix of EyeQ generations sold.

•	An additional item that is part of this quarter’s reconciliation of GAAP to Non-GAAP earnings is a non-cash impairment loss related to the Goodwill asset on our balance sheet. This asset, which is significant in the context of Mobileye’s total assets, originally resulted from the Intel acquisition of Mobileye in 2017 and was pushed down to our balance sheet in connection with the IPO in 2022 and separation from Intel. During the quarter, due to our market capitalization falling below our book equity value, an interim impairment test was triggered. The resulting analysis led to an approximately $2,613 million write-down of goodwill, net of tax. For more information, see our third quarter 2024 10-Q filing.

•	Operating Margin declined from 2% in the third quarter of 2023 to (578%) in the third quarter of 2024 due to goodwill impairment loss of $2,695 million recognized in the third quarter of 2024.

•	Adjusted Operating Margin declined by 18 percentage points in the third quarter of 2024 as compared to the prior year period. The decrease was primarily due to higher operating expenses on a lower revenue base.

•	Operating cash flow for the nine months ended September 28, 2024 was $196 million. Cash used in purchases of property and equipment was $68 million for that same period.

1 These expectations are based on estimated volumes, which are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. Further, achievement of a design win is subject to multiple factors, many of which are outside of Mobileye’s control. Any statement on the timing of a design win is an estimate only and subject to change. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

2 Average System Price is calculated as the sum of revenue related to EyeQTM and SuperVision systems, divided by the number of systems shipped.

Financial Guidance for the 2024 Fiscal Year

The following information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the year ending December 28, 2024. Our guidance, at the midpoint, is unchanged from the expectations last disclosed on August 1, 2024 with the exception of Operating Loss, as a result of the impact of the goodwill impairment listed specifically below.

We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; 2) Share-based compensation expense; and 3) Goodwill impairment. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

	Updated Guidance Full Year 2024
U.S. dollars in millions	Low	High
Revenue	$1,620	$1,660
Operating Loss	$(3,264)	$(3,237)
Amortization of acquired intangible assets	$444	$444
Share-based compensation expense	$288	$288
Goodwill impairment	$2,695	$2,695
Adjusted Operating Income	$163	$190

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, October 31, 2024, at 8:00am ET (2:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses and impairment of goodwill. Operating margin is calculated as Operating Income (Loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, impairment of goodwill, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, approximately 190 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2024 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the US, Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; effects of the COVID-19 pandemic and responses to future pandemics; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 30, 2023, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Third Quarter 2024 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine months Ended
U.S. dollars in millions, except share and per share amounts	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Revenue	$486	$530	$1,164	$1,442
Cost of revenue	249	258	664	739
Gross profit	237	272	500	703
Research and development, net	303	218	802	664
Sales and marketing	28	28	90	90
General and administrative	18	18	52	55
Goodwill impairment	2,695	—	2,695	—
Total operating expenses	3,044	264	3,639	809
Operating income (loss)	(2,807)	8	(3,139)	(106)
Other financial income (expense), net	14	15	44	38
Income (loss) before income taxes	(2,793)	23	(3,095)	(68)
Benefit (provision) for income taxes	78	(6)	76	(22)
Net income (loss)	$(2,715)	$17	$(3,019)	$(90)

Earnings (loss) per share:
Basic	$(3.35)	$0.02	$(3.74)	$(0.11)
Diluted	$(3.35)	$0.02	$(3.74)	$(0.11)
Weighted-average number of shares used in computation of earnings (loss) per share (in millions):
Basic	811	806	808	804
Diluted	811	810	808	804

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	September 28, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$1,293	$1,212
Trade accounts receivable, net	223	357
Inventories	457	391
Other current assets	126	106
Total current assets	2,099	2,066
Non-current assets:
Property and equipment, net	461	447
Intangible assets, net	1,720	2,053
Goodwill	8,200	10,895
Other long-term assets	123	116
Total non-current assets	10,504	13,511
TOTAL ASSETS	$12,603	$15,577
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$166	$229
Employee related accrued expenses	105	87
Related party payable	53	39
Other current liabilities	38	48
Total current liabilities	362	403
Non-current liabilities:
Long-term employee benefits	62	56
Deferred tax liabilities	50	148
Other long-term liabilities	51	46
Total non-current liabilities	163	250
TOTAL LIABILITIES	$525	$653
TOTAL EQUITY	12,078	14,924
TOTAL LIABILITIES AND EQUITY	$12,603	$15,577

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Nine months Ended
U.S. dollars in millions	September 28, 2024	September 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,019)	$(90)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	46	24
Share-based compensation	203	190
Amortization of intangible assets	333	362
Goodwill impairment	2,695	—
Exchange rate differences on cash and cash equivalents	2	9
Deferred income taxes	(98)	(13)
Interest with related party, net	—	16
Other	1	(1)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	113	6
Decrease (increase) in other current assets	7	16
Decrease (increase) in inventories	(66)	(241)
Increase (decrease) in accounts payable, accrued expenses and related party payable	(55)	21
Increase (decrease) in employee-related accrued expenses and long term benefits	24	(12)
Increase (decrease) in other current liabilities	10	(5)
Decrease (increase) in other long term assets	(5)	3
Increase (decrease) in other long-term liabilities	5	—
Net cash provided by (used in) operating activities	196	285
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(68)	(75)
Purchases of debt and equity investments	(32)	—
Maturities and sales of debt and equity investments	2	—
Net cash provided by (used in) investing activities	(98)	(75)
CASH FLOWS FROM FINANCING ACTIVITIES
Share-based compensation recharge	(16)	(29)
Net cash provided by (used in) financing activities	(16)	(29)
Effect of foreign exchange rate changes on cash and cash equivalents	(2)	(9)
Increase (decrease) in cash, cash equivalents and restricted cash	80	172
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,226	1,035
Balance of cash, cash equivalents and restricted cash, at end of period	$1,306	$1,207

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin3 (unaudited)

	Three Months Ended				Nine months Ended
	September 28, 2024		September 30, 2023		September 28, 2024		September 30, 2023
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$237	49%	$272	51%	$500	43%	$703	49%
Add: Amortization of acquired intangible assets	94	19%	94	18%	282	24%	311	22%
Add: Share-based compensation expense	—	—%	—	—%	1	—%	2	—%
Adjusted Gross Profit	$331	68%	$366	69%	$783	67%	$1,016	70%

3Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income (loss) and Margin to Non-GAAP Adjusted Operating Income and Margin4 (unaudited)

	Three Months Ended				Nine months Ended
	September 28, 2024		September 30, 2023		September 28, 2024		September 30, 2023
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$(2,807)	(578)%	$8	2%	$(3,139)	(270)%	$(106)	(7)%
Add: Amortization of acquired intangible assets	111	23%	111	21%	333	29%	362	25%
Add: Share-based compensation expense	79	16%	63	12%	203	17%	190	13%
Add: goodwill impairment	2,695	555%	—	—%	2,695	232%	—	—%
Adjusted Operating Income	$78	16%	$182	34%	$92	8%	$446	31%

4Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income (loss) to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Nine months Ended
	September 28, 2024		September 30, 2023		September 28, 2024		September 30, 2023
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(2,715)	(559)%	$17	3%	$(3,019)	(259)%	$(90)	(6)%
Add: Amortization of acquired intangible assets	111	23%	111	21%	333	29%	362	25%
Add: Share-based compensation expense	79	16%	63	12%	203	17%	190	13%
Add: goodwill impairment	2,695	555%	—	—%	2,695	232%	—	—%
Less: Income tax effects	(93)	(19)%	(10)	(2)%	(114)	(10)%	(31)	(2)%
Adjusted Net Income	$77	16%	$181	34%	$98	8%	$431	30%

Supplemental Information - Average System Price (unaudited)

	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024
EyeQ and SuperVision revenue (U.S. dollars in millions)	$507	$611	$219	$413	$457
Number of systems shipped (in millions)	9.4	11.6	3.6	7.6	8.6
Average system price (U.S. dollars)	$53.8	$52.7	$61.0	$54.4	$53.3

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com